Exhibit 10.1

Robert K. Leonard
Independent Lead Director
Green Bankshares, GreenBank
Greeneville, TN 37743
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March 12, 2010

Mr. Stephen M. Rownd
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Dear Mr. Steve:

I wanted to formalize our intentions with respect to your employment with Green Bankshares (the “Company”) and GreenBank (the “Bank”). You are offered the position of Chief Executive Officer of the Company and the Bank. Your starting date in this new position will be a date that is mutually agreeable to you and the Company but in no event later than March 31, 2010. In your new position you will be responsible for executing the duties of the Chief Executive Officer for the Company and the Bank.

Your initial salary will be $33,333 per month ($400,000 annualized), payable in accordance with the Company’s normal payroll schedule and practices.

You will receive a Restricted Stock Grant equal to $200,000 of the Company’s common stock on the date of grant. The vesting of such stock shall be subject to the restrictions and limitations of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 and as implemented by the interim final rule issued by the United States Treasury Department on June 15, 2009 (collectively, the “TARP Regulations”), which restrictions and limitations include restrictions on vesting and transferability and will be set forth in the award agreement related to such shares of Restricted Stock.

Additionally the Company will provide you a relocation package.

As an employee of the Company, you are eligible to participate, subject to any limitations and restrictions set out in the TARP Regulations, in the Company’s health insurance, 401k retirement plan, and other broad-based benefit programs according to their respective terms and conditions. The definitive terms of these plans, as such are from time to time modified, will be made available to you.

As we have discussed, you have represented to us that you are not bound by any agreement (written or oral) with your current employer, any previous employer or any other company, which would prevent or limit you from going to work for the Company in the capacity as Chief Executive Officer. We have further discussed your duties and the requirements for carrying out those duties. You acknowledge and agree that these duties and responsibilities will not require you to use or rely on any information that is the property of your current or former employers, and you have assured me that you will not rely on any materials or other property from your present or former employers to carry out these duties.

While it is our expectation that your employment relationship will continue, at all times you will remain an employee at will and subject to the same rights, privileges and limitations of any other employee in the State of Tennessee.

This employment offer is contingent upon the Company’s review and completion, satisfactory to the Company in its sole discretion, of credit, criminal, background checks, and other customary pre-employment testing for an employee seeking a position as chief executive officer of a publicly traded financial institution.

This offer is governed by the internal laws of the State of Tennessee without regard to conflicts of law provisions.

Exhibit 10.1

If the foregoing is agreeable, please execute and return a copy of this letter, which will serve as our understanding of the terms of your employment with the Company.

Sincerely yours,

/s/ Robert K. Leonard
Robert K. Leonard
Lead Independent Director

Agreed to this 15th day of March, 2010

/s/ Stephen M. Rownd

Stephen M. Rownd